Exhibit 99.1

Reynolds American Inc.

P.O. Box 2990

Winston-Salem, NC 27102-2990

Contact:	Investor Relations: Morris Moore (336) 741-3116	Media: Jane Seccombe (336) 741-5068	RAI 2015-21

Strong operating performance drives RAI’s 2Q15 results

Company announces:
-	Dividend increase
-	Two-for-one stock split
-	Increased full-year EPS guidance

WINSTON-SALEM, N.C. – July 28, 2015

Second Quarter 2015 – At a Glance

•	Adjusted EPS: Second quarter at $1.02, up 14.6 percent from prior-year quarter; first half at $1.88, up 17.5 percent

o	Excludes charges for transaction-related and financing costs for the Lorillard, Inc. acquisition and related divestiture, a gain on divestiture, charges for implementation costs, Engle progeny lawsuits and tobacco-related and other litigation, a benefit from the 2003 Non-Participating Manufacturer (NPM) adjustment claim, and other special items*

•	Reported EPS: Second quarter at $3.38, up 267 percent from prior-year quarter; first half at $4.20, up 164 percent

•	Other highlights:

o	RAI completed Lorillard acquisition and related divestiture on June 12

o	RAI to increase dividend 7.5 percent; split stock two-for-one

o	RAI increases 2015 guidance on a split-adjusted basis: Adjusted EPS range of $1.90 to $2.00, up from prior range of $1.83 to $1.90

•	Excludes the above-referenced items

* Special items are detailed in Schedule 2 and include a 2014 gain on discontinued operations.

All references in this release to “reported” numbers refer to GAAP measurements; all “adjusted” numbers are non-GAAP, as defined in Schedules 2 and 3 of this release, which reconcile reported to adjusted results.

Reynolds American Inc. (NYSE: RAI) today announced second-quarter 2015 adjusted EPS of $1.02, up 14.6 percent from the prior-year quarter, benefitting from higher cigarette and moist-snuff pricing.

Adjusted EPS excludes charges for transaction-related and financing costs, and implementation costs, as well as a gain on divestiture. Reported second-quarter EPS was $3.38.

For the first half of 2015, adjusted EPS was $1.88, up 17.5 percent from the prior-year period. This excludes the above-referenced items, as well as a benefit from the 2003 NPM adjustment claim and charges for Engle progeny lawsuits and tobacco-related and other litigation. First-half reported EPS was $4.20.

RAI increased its 2015 adjusted EPS guidance on a split-adjusted basis to a range of $1.90 to $2.00, up 11.1 percent to 17.0 percent from 2014’s split-adjusted EPS of $1.71. Guidance excludes the above-referenced items.

Second Quarter 2015 Financial Results – Highlights*

(unaudited)

(all dollars in millions, except per-share amounts;

for reconciliations, including GAAP to non-GAAP, see Schedules 2 and 3)

	For the Three Months Ended June 30			For the Six Months Ended June 30
			%			%
	2015	2014	Change	2015	2014	Change
Net sales	$2,403	$2,162	11.1%	$4,460	$4,097	8.9%

Operating income
Reported (GAAP)	$4,364	$836	422.0%	$5,057	$1,426	254.6%
Adjusted (Non-GAAP)	$1,011	$808	25.1%	1,776	1,473	20.6%

Net income
Reported (GAAP)	$1,928	$492	291.9%	$2,317	$855	171.0%
Adjusted (Non-GAAP)	$579	$474	22.2%	1,036	860	20.5%

Net income per diluted share
Reported (GAAP)	$3.38	$0.92	267.4%	$4.20	$1.59	164.2%
Adjusted (Non-GAAP)	1.02	0.89	14.6%	1.88	1.60	17.5%

*	Includes the Newport brand and excludes the Winston, KOOL and Salem brands for the period June 12, 2015, to June 30, 2015, following the Lorillard acquisition and related divestiture.

MANAGEMENT’S PERSPECTIVE

Overview

“Reynolds American delivered excellent results in the second quarter, in addition to successfully completing the Lorillard acquisition and related divestiture,” said Susan M. Cameron, president and chief executive officer of RAI.

“The strength of our operating companies and their growth brands continued to benefit RAI’s earnings and operating margin through the first half, and the integration of the powerful Newport menthol brand into R.J. Reynolds Tobacco Company’s cigarette portfolio is going very smoothly,” Cameron said.

RAI also announced board approval for a dividend increase of 7.5 percent, as well as a two-for-one stock split.

“We have long demonstrated a deep commitment to returning value to our shareholders, and these latest actions reflect our confidence in the transformation agenda we’ve undertaken,” Cameron said.

“With the transactions completed and a successful first half behind us, we are now in a position to revise our adjusted earnings growth for the full year to a range of 11 percent to 17 percent over 2014’s adjusted earnings,” she said. “Our increased guidance estimate for 2015 underscores both the strategic rationale and substantial financial benefit of adding Newport to our companies’ portfolio of growing brands.”

The method of measuring RAI’s operating companies’ cigarette and moist-snuff market retail market share has changed to more accurately reflect marketplace performance across all channels. The companies are moving from a sampling and projection model provided by IRI/Capstone/MSAi to actual shipments to retail data provided by industry participants and administered by Management Science Associates, Inc. (MSAi). While absolute levels of retail market share may differ from previously reported data, overall trends are not materially different.

COMBUSTIBLES

Total RAI operating companies’ domestic cigarette volumes increased 5.6 percent in the second quarter, and 2.4 percent for the first six months of 2015. This compares to cigarette industry gains of 1.9 percent and 1.2 percent during the same periods.

Total RAI operating companies’ domestic retail market share increased 0.2 percentage points to 33.6 percent in the second quarter, and 0.1 percentage point to 33.8 percent for the first half of 2015.

RJR Tobacco

RJR Tobacco’s second-quarter adjusted operating income increased 19.2 percent from the prior-year quarter, to $832 million, benefitting from higher cigarette pricing and the completion of the federal tobacco-quota buyout. Adjusted results exclude implementation costs and charges for Engle progeny lawsuits.

Reported second-quarter operating income was $727 million.

This brought the company’s first-half adjusted operating income to $1.5 billion, up 17.9 percent from the prior-year period. Adjusted results exclude the above-referenced items, as well as a benefit from the 2003 NPM adjustment claim and a charge for tobacco-related and other litigation.

First-half reported operating income was $1.3 billion, up 8.9 percent.

RJR Tobacco’s second-quarter adjusted operating margin increased 4.2 percentage points from the prior-year quarter, to 44.4 percent, bringing first-half adjusted operating margin to 42.4 percent, up 4.4 percentage points.

At RJR Tobacco, second-quarter cigarette shipments were up 4.4 percent from the prior-year quarter, benefitting from the addition of the Newport brand on June 12, 2015, following the Lorillard acquisition.

RJR Tobacco’s retail market share is reflected on a pro-forma basis for the company’s new brand portfolio following the Lorillard acquisition and divestiture to ITG Brands, LLC (ITG). RJR Tobacco’s total second-quarter cigarette retail market share was down 0.1 percentage point from the prior-year quarter, at 31.8 percent.

The addition of the Newport cigarette brand contributed to strong overall marketplace performance of RJR Tobacco’s growth brands in the second quarter. The combined retail market share of Newport, Camel and Pall Mall increased 0.2 percentage points from the prior-year quarter, to 29.2 percent. These brands now make up about 92 percent of RJR Tobacco’s total cigarette retail market share.

Newport, the nation’s No. 1 menthol brand, continued to advance in the second quarter, with the brand adding 0.4 percentage points of retail market share from the prior-year quarter, to 13.2 percent. Newport’s gains were driven by the brand’s continued strength across its portfolio.

The iconic Camel brand’s second-quarter cigarette retail market share was in line with the prior year quarter at 8.2 percent. Camel continues to benefit from its menthol styles, which utilize capsule technology. The brand’s menthol styles accounted for 3.5 points of retail market share in the quarter.

Pall Mall remained the nation’s No. 1 value brand by a wide margin. Pall Mall’s retail market share was down 0.3 percentage points from the prior-year quarter, at 7.8 percent, as the company continues to balance share and profitability for the brand. Going forward, Pall Mall will continue its brand-building initiatives, with an increased focus on gaining trial and conversion.

Santa Fe

Santa Fe delivered outstanding performance in the second quarter. The company grew second-quarter operating income by 48.9 percent from the prior-year quarter, to $125 million, driven by higher pricing and strong volume growth.

For the first half, the company’s operating income increased 45.8 percent from the prior-year period, to $217 million.

Santa Fe’s second-quarter operating margin increased 7.6 percentage points from the prior-year quarter, to 57.2 percent, with first-half operating margin rising 6.7 percentage points, to 55.7 percent.

Natural American Spirit, the nation’s top-selling super-premium brand, increased second-quarter retail market share by 0.3 percentage points from the prior-year quarter, to 1.8 percent, on volume growth of 25.1 percent.

The strength of Natural American Spirit is rooted in the appeal of its distinctive additive-free natural tobacco styles, including styles made with organic tobacco, and the brand is benefiting from initiatives to broaden awareness and trial.

MOIST SNUFF

American Snuff

American Snuff’s second-quarter operating income increased 17.9 percent from the prior-year quarter, to $130 million, benefitting from higher pricing and volume.

For the first half, the company’s operating income increased 17.3 percent, to $248 million.

American Snuff’s operating margin also rose in the second quarter, up 3.1 percentage points from the prior-year quarter, at 59.4 percent. This brought first-half operating margin to 59.2 percent, up 3.5 percentage points from the prior-year period.

While moist-snuff industry volume continued to be impacted by adult tobacco consumers shifting between various tobacco and vapor products, volume increased by about 3.2 percent in the second quarter, bringing first-half growth to about 2.5 percent. American Snuff’s second-quarter volume significantly outpaced industry growth, increasing 6.0 percent from the prior-year quarter, while the company’s moist-snuff retail market share rose 1.1 percentage points to 33.8 percent.

American Snuff’s flagship brand, Grizzly, performed very well in a highly competitive environment. The brand increased second-quarter retail market share by 1.3 percentage points from the prior-year quarter, to 31.1 percent, on volume growth of 7.1 percent. Grizzly further strengthened its position in the rapidly growing pouch segment, and now represents about 45 percent of the total category pouch styles.

FINANCIAL UPDATE

Reynolds American’s second-quarter adjusted EPS of $1.02 increased 14.6 percent from the prior-year quarter, benefitting from higher cigarette and moist-snuff pricing, as well as the completion of the federal tobacco-quota buyout in the third quarter of 2014.

Adjusted EPS excludes charges for transaction-related and financing costs for the Lorillard acquisition and related divestiture, a gain on divestiture, and charges for implementation costs.

On a reported basis, second-quarter EPS was $3.38, up 267.4 percent, driven by the gain on the divestiture to ITG.

For the first half, RAI’s adjusted EPS was $1.88, up 17.5 percent from the prior-year period. These results exclude the above-referenced items, as well as a benefit from the 2003 NPM adjustment claim and charges for Engle progeny lawsuits and tobacco-related and other litigation.

On a reported basis, first-half EPS was $4.20, up 164.2 percent from the prior-year period.

RAI’s second-quarter adjusted operating margin increased 4.7 percentage points, to 42.1 percent, bringing first-half adjusted operating margin to 39.8 percent.

“Following RAI’s successful bond offering related to the Lorillard acquisition, the company’s initial focus will be on deleveraging, while continuing to return exceptional value to shareholders,” said Andrew D. Gilchrist, RAI’s chief financial officer.

RAI’s long-term debt now stands at $17.6 billion, with an average interest rate of 4.5 percent and an average maturity of 12.4 years.

RAI ended the quarter with cash balances of $4.0 billion, which reflected R.J. Reynolds’ MSA payment of $1.4 billion on April 15.

On July 27, RAI’s board approved a two-for-one stock split. The stock split will be in the form of a special 100 percent stock dividend. Shareholders of record on Aug. 17, 2015, will receive one additional share of RAI common stock for each share they own. The new shares will be issued on Aug. 31, 2015. This is the third two-for-one stock split since the company became publicly traded in 2004. After the split, there will be approximately 1.43 billion shares of RAI common stock outstanding.

RAI’s board has also approved a 7.5 percent dividend increase to an annualized split-adjusted $1.44 per share. The quarterly dividend will be payable on Oct. 1, 2015, to shareholders of record on Sept. 10, 2015.

“In addition, our full-year adjusted EPS guidance has been increased to a range of $1.90 to $2.00 on a split-adjusted basis, up from a prior split-adjusted range of $1.83 to $1.90. We expect to narrow this 2015 guidance range with the reporting of our third-quarter results after further assessing our new business dynamics following the acquisition,” Gilchrist said.

CONFERENCE CALL WEBCAST TODAY

Reynolds American will webcast a conference call to discuss second-quarter 2015 results at 9:00 a.m. Eastern Time on July 28, 2015. The call will be available live online on a listen-only basis. To register for the call, please go to http://www.reynoldsamerican.com/events.cfm. A replay of the call will be available on the site. Investors, analysts and members of the news media can also listen to the live call by phone, by dialing (877) 390-5533 (toll free) or (678) 894-3969 (international). Remarks made during the conference call will be current at the time of the call and will not be updated to reflect subsequent material developments. Although news media representatives will not be permitted to ask questions during the call, they are welcome to monitor the remarks on a listen-only basis. Following the call, media representatives may direct inquiries to Jane Seccombe at (336) 741-5068.

WEB DISCLOSURE

RAI’s website, www.reynoldsamerican.com, is the primary source of publicly disclosed news about RAI and its operating companies. We use the website as our primary means of distributing quarterly earnings and other company news. We encourage investors and others to register at www.reynoldsamerican.com to receive alerts when news about the company has been posted.

RISK FACTORS

Statements included in this press release that are not historical in nature are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this press release, forward-looking statements include, without limitation, statements regarding financial forecasts or projections, and RAI’s and its subsidiaries’ expectations, beliefs, intentions or future strategies that may be signified by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions. These statements regarding future events or the future performance or results of RAI and its subsidiaries inherently are subject to a variety of risks, contingencies and other uncertainties that could cause actual results, performance or achievements to differ materially from those described in or implied by the forward-looking statements. These risks, contingencies and other uncertainties include:

•	the information appearing under the caption “Risk Factors” included in RAI’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) and in any updates to the risk factors in any quarterly or other report filed by RAI with the SEC subsequent to such Annual Report;

•	the substantial and increasing taxation and regulation of tobacco products, including the regulation of tobacco products by the U.S. Food and Drug Administration (FDA);

•	the effect of adverse governmental developments on RAI’s subsidiaries’ sales of products that contain menthol, including the possibility that the FDA will issue regulations prohibiting menthol, or restricting the use of menthol, in cigarettes;

•	the possibility that the FDA will require the reduction of nicotine levels or the reduction or elimination of other constituents in cigarettes;

•	the possibility that the FDA will issue regulations extending the FDA’s authority over tobacco products to e-cigarettes, subjecting e-cigarettes to restrictions on, among other things, the manufacturing, marketing and sale of such products;

•	decreased sales resulting from the future issuance of “corrective communications,” required by the order in the U.S. Department of Justice case on five subjects, including smoking and health, and addiction;

•	various legal actions, proceedings and claims relating to the sale, distribution, manufacture, development, advertising, marketing and claimed health effects of tobacco products that are pending or may be instituted against RAI or its subsidiaries;

•	the possibility that reports from the U.S. Surgeon General regarding the negative health consequences associated with cigarette smoking and second-hand smoke may result in additional litigation and/or regulation;

•	the possibility of being required to pay various adverse judgments in the Engle Progeny cases and/or other litigation;

•	the substantial payment obligations with respect to cigarette sales, and the substantial limitations on the advertising and marketing of cigarettes (and of RJR Tobacco’s smoke-free tobacco products) under the Master Settlement Agreement and prior states’ settlement agreements;

•	the possibility that the arbitration award partially resolving disputes relating to the NPM adjustment provision under the Master Settlement Agreement (2003 NPM adjustment) will be vacated or otherwise modified;

•	the possibility that the arbitration award with respect to certain of the states found to be non-diligent in connection with the 2003 NPM adjustment will be vacated or otherwise modified;

•	the continuing decline in volume in the U.S. cigarette industry and RAI’s and its subsidiaries’ dependence on the U.S. cigarette industry and premium and super-premium brands;

•	concentration of a material amount of sales with a limited number of customers and potential loss of these customers;

•	competition from other manufacturers, including those resulting from industry consolidations or any new entrants in the marketplace;

•	increased promotional activities by competitors, including manufacturers of deep-discount cigarette brands;

•	the success or failure of new product innovations, including the digital vapor cigarette, VUSE;

•	the success or failure of acquisitions or dispositions, which RAI or its subsidiaries may engage in from time to time, including the acquisition of Lorillard (Merger) and the divestiture (Divestiture) of certain brands and other assets to ITG;

•	the responsiveness of both the trade and consumers to new products, marketing strategies and promotional programs;

•	the reliance on outside suppliers to manage certain non-core business processes;

•	the reliance on a limited number of suppliers for certain raw materials;

•	the cost of tobacco leaf, and other raw materials and commodities used in products;

•	the passage of new federal or state legislation or regulations;

•	the effect of market conditions on interest rate risk, foreign currency exchange rate risk and the return on corporate cash, or adverse changes in liquidity in the financial markets;

•	the impairment of goodwill and other intangible assets, including trademarks;

•	the effect of market conditions on the performance of pension assets or any adverse effects of any new legislation or regulations changing pension and postretirement benefits accounting or required pension funding levels;

•	the substantial amount of RAI debt, including the additional debt incurred and assumed in connection with the Merger;

•	the possibility of decreases in the credit ratings assigned to RAI, and to the senior unsecured long-term debt of RAI;

•	the possibility of changes in RAI’s historical dividend policy;

•	the restrictive covenants imposed under RAI’s debt agreements;

•	the possibility of natural or man-made disasters or other disruptions, including disruptions in information technology systems or security breaches, that may adversely affect manufacturing or other operations and other facilities or data;

•	the loss of key personnel or difficulties recruiting and retaining qualified personnel;

•	the inability to adequately protect intellectual property rights;

•	the significant ownership interest in RAI of British American Tobacco p.l.c. (BAT) and its subsidiaries, collectively RAI’s largest beneficial owner, and their rights under the governance agreement among the companies;

•	the potential consequences due to the expiration of the standstill provisions of the governance agreement, and the expiration of RAI’s shareholder rights plan on July 30, 2014;

•	a termination of the governance agreement or certain of its provisions in accordance with its terms, including the limitations on Brown & Williamson Holdings, Inc.’s representation on the RAI board of directors and its committees;

•	the potential for increased competition between RAI and BAT and their respective subsidiaries due to expiration of the non-competition agreement between RAI and BAT on July 30, 2014; and

•	additional risks, contingencies and uncertainties associated with the Merger and Divestiture that could result in an adverse effect on the results of operations, cash flows and financial position of RAI and its subsidiaries and/or the failure to realize any anticipated benefits of the Merger and Divestiture to RAI shareholders, including:

o	the effect of the Merger and Divestiture on the ability to maintain business relationships, and on operating results and businesses generally;

o	the reliance of RJR Tobacco on ITG to manufacture Newport on RJR Tobacco’s behalf for a period of time after the Merger and Divestiture;

o	RAI’s obligations to indemnify ITG for specified matters and to retain certain liabilities related to the transferred assets;

o	the failure to realize projected synergies and other benefits from the Merger and Divestiture; and

o	the incurrence of significant post-transaction related costs in connection with the Merger and Divestiture.

Due to these risks, contingencies and other uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as provided by federal securities laws, RAI is not required to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT US

Reynolds American Inc. (NYSE: RAI) is the parent company of R.J. Reynolds Tobacco Company; Santa Fe Natural Tobacco Company, Inc.; American Snuff Company, LLC; Niconovum USA, Inc.; Niconovum AB; and R.J. Reynolds Vapor Company.

•	R.J. Reynolds Tobacco Company is the second-largest U.S. tobacco company. R.J. Reynolds’ brands include three of the best-selling cigarettes in the United States: Newport, Camel and Pall Mall. These brands, and its other brands, are manufactured in a variety of styles and marketed in the United States.

•	Santa Fe Natural Tobacco Company, Inc. manufactures and markets Natural American Spirit 100% additive-free natural tobacco products, including styles made with organic tobacco.

•	American Snuff Company, LLC is the nation’s second-largest manufacturer of smokeless tobacco products. Its leading brands are Grizzly and Kodiak.

•	Niconovum USA, Inc. and Niconovum AB market innovative nicotine replacement therapy products in the United States and Sweden, respectively, under the ZONNIC brand name.

•	R.J. Reynolds Vapor Company manufactures and markets VUSE e-cigarettes, a highly differentiated vapor product.

Copies of RAI’s news releases, annual reports, SEC filings and other financial materials, including risk factors containing forward-looking information, are available at www.reynoldsamerican.com. To learn more about how Reynolds American and its operating companies are transforming the tobacco industry, visit Transforming Tobacco.

(financial and volume schedules follow)

Schedule 1

REYNOLDS AMERICAN INC.

Condensed Consolidated Statements of Income - GAAP

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net sales, external	$2,349	$2,071	$4,324	$3,920
Net sales, related party	54	91	136	177

Net sales	2,403	2,162	4,460	4,097
Cost of products sold	1,084	959	1,934	1,889
Selling, general and administrative expenses	451	364	962	777
Gain on divestiture	(3,499)	-	(3,499)	-
Amortization expense	3	3	6	5

Operating income	4,364	836	5,057	1,426
Interest and debt expense	105	62	196	121
Interest income	-	(1)	(1)	(2)
Other (income) expense, net	20	-	3	1

Income from continuing operations before income taxes	4,239	775	4,859	1,306
Provision for income taxes	2,311	283	2,542	476

Income from continuing operations	1,928	492	2,317	830
Income from discontinued operations, net of tax	-	-	-	25

Net income	$1,928	$492	$2,317	$855

Basic net income per share:
Income from continuing operations	$3.39	$0.92	$4.21	$1.55
Income from discontinued operations	$-	$-	$-	$0.05

Net Income	$3.39	$0.92	$4.21	$1.60

Diluted net income per share:
Income from continuing operations	$3.38	$0.92	$4.20	$1.55
Income from discontinued operations	$-	$-	$-	$0.04

Net Income	$3.38	$0.92	$4.20	$1.59

Basic weighted average shares, in thousands	568,177	533,311	549,852	535,037

Diluted weighted average shares, in thousands	569,704	534,765	551,600	536,824

Segment data:
Net sales:
R.J. Reynolds	$1,876	$1,736	$3,484	$3,299
American Snuff	218	195	419	379
Santa Fe	218	168	389	303
All Other	91	63	168	116

	$2,403	$2,162	$4,460	$4,097

Operating income:
R.J. Reynolds	$727	$726	$1,315	$1,208
American Snuff	130	110	248	212
Santa Fe	125	84	217	149
All Other	(35)	(49)	(96)	(88)
Gain on Divestiture	3,499	-	3,499	-
Corporate	(82)	(35)	(126)	(55)

	$4,364	$836	$5,057	$1,426

Supplemental information:
Excise tax expense	$987	$927	$1,827	$1,773
Master Settlement Agreement and other state settlement expense	$571	$456	$965	$912
FDA fees	$38	$33	$73	$67
Federal tobacco buyout expense	$-	$51	$-	$106

Schedule 2

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Results

(Dollars in Millions, Except Per Share Amounts)

(Unaudited)

RAI management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the overall company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics. “Adjusted” (non-GAAP) results are not, and should not be viewed as, substitutes for “reported” (GAAP) results.

	Three Months Ended June 30,
	2015			2014
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
GAAP results	$4,364	$1,928	$3.38	$836	$492	$0.92
The GAAP results include the following:
Gain on divestiture	(3,499)	(1,466)	(2.57)	-	-	-
Implementation costs	104	66	0.12	4	2	0.01
One-time benefit from the NPM Partial Settlement	-	-	-	(34)	(21)	(0.04)
Transaction related costs	39	31	0.06	-	-	-
Financing costs	-	18	0.03	-	-	-
Engle Progeny cases	3	2	-	2	1	-

Total adjustments	(3,353)	(1,349)	(2.36)	(28)	(18)	(0.03)

Adjusted results	$1,011	$579	$1.02	$808	$474	$0.89

	Six Months Ended June 30,
	2015			2014
	Operating	Net	Diluted	Operating	Net	Diluted
	Income	Income	EPS	Income	Income	EPS
GAAP results	$5,057	$2,317	$4.20	$1,426	$855	$1.59
The GAAP results include the following:
Gain on divestiture	(3,499)	(1,466)	(2.66)	-	-	-
2003 NPM Adjustment Claim	(70)	(43)	(0.08)	-	-	-
One-time benefit from the NPM Partial Settlement	-	-	-	(34)	(21)	(0.04)
Implementation costs	104	66	0.12	8	5	0.01
Transaction related costs	54	43	0.08	-	-	-
Tobacco Related and Other Litigation	19	11	0.02	2	1	-
Financing costs	-	38	0.07	-	-	-
Engle Progeny cases	111	70	0.13	71	45	0.08
Gain on discontinued operations	-	-	-	-	(25)	(0.04)

Total adjustments	(3,281)	(1,281)	(2.32)	47	5	0.01

Adjusted results	$1,776	$1,036	$1.88	$1,473	$860	$1.60

Condensed Consolidated Balance Sheets

(Dollars in Millions)

(Unaudited)

	June 30,	Dec. 31,
	2015	2014
Assets
Cash and cash equivalents	$4,013	$966
Other current assets	3,438	2,357
Trademarks and other intangible assets, net	28,301	2,421
Goodwill	17,019	8,016
Other noncurrent assets	1,787	1,436

	$54,558	$15,196

Liabilities and shareholders’ equity
Tobacco settlement accruals	$1,982	$1,819
Other current liabilities	4,460	1,725
Long-term debt (less current maturities)	17,550	4,633
Deferred income taxes, net	9,813	383
Long-term retirement benefits (less current portion)	2,239	1,997
Other noncurrent liabilities	188	117
Shareholders’ equity	18,326	4,522

	$54,558	$15,196

Schedule 3

REYNOLDS AMERICAN INC.

Reconciliation of GAAP to Adjusted Operating Income by Segment

(Dollars in Millions)

(Unaudited)

The R.J. Reynolds segment consists of the primary operations of R.J. Reynolds Tobacco Company, the second-largest tobacco company in the United States and which also manages a contract manufacturing business.

The American Snuff segment consists of the primary operations of American Snuff Company, LLC, the second-largest smokeless tobacco products manufacturer in the United States.

The Santa Fe segment consists of the primary operations of Santa Fe Natural Tobacco Company, Inc., which manufactures Natural American Spirit cigarettes and other additive-free tobacco products.

Management uses “adjusted” (non-GAAP) measurements to set performance goals and to measure the performance of the company, and believes that investors’ understanding of the underlying performance of the company’s continuing operations is enhanced through the disclosure of these metrics.

	Three Months Ended June 30,
	2015			2014
	R.J. Reynolds	American Snuff	Santa Fe	R.J. Reynolds	American Snuff	Santa Fe
GAAP operating income	$727	$130	$125	$726	$110	$84

The GAAP results include the following:
One-time benefit from the NPM Partial Settlement	-	-	-	(34)	-	-
Engle Progeny cases	3	-	-	2	-	-
Implementation costs	102	-	-	4	-	-

Total adjustments (1) (2)	105	-	-	(28)	-	-

Adjusted operating income	$832	$130	$125	$698	$110	$84

	Six Months Ended June 30,
	2015			2014
	R.J. Reynolds	American Snuff	Santa Fe	R.J. Reynolds	American Snuff	Santa Fe
GAAP operating income	$1,315	$248	$217	$1,208	$212	$149

The GAAP results include the following:
2003 NPM Adjustment Claim	(70)	-	-	-	-	-
One-time benefit from the NPM Partial Settlement	-	-	-	(34)	-	-
Engle Progeny cases	111	-	-	71	-	-
Tobacco Related and Other Litigation	19	-	-	-	-	-
Implementation costs	102	-	-	8	-	-

Total adjustments (1) (2) (3)	162	-	-	45	-	-

Adjusted operating income	$1,477	$248	$217	$1,253	$212	$149

(1)	For the three and six ended months June 30, 2015, RAI and its operating companies recorded aggregate transaction related cost adjustments of $15 and $39 million, respectively, in corporate costs.

(2)	For the three months ended June 30, 2015 RAI and its operating companies recorded aggregate adjustments of $2 million related to implementation costs which is included in other costs.

(3)	For the six months ended June 30, 2014, RAI and its operating companies recorded aggregate adjustments of $2 million in tobacco related and other litigation charges which is included in corporate costs.

Schedule 4

RAI OPERATING COMPANIES’ CIGARETTE VOLUMES AND RETAIL SHARE OF MARKET

VOLUME (in billions):	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
R.J. Reynolds domestic	2015	2014	Units	%	2015	2014	Units	%
Newport	1.4	0.0	1.4	NM	1.4	0.0	1.4	NM
Camel	5.4	5.2	0.2	3.5%	10.3	10.2	0.2	1.7%
Pall Mall	5.2	5.3	(0.1)	-2.2%	9.9	10.1	(0.2)	-1.6%

Total growth brands	12.0	10.5	1.5	14.3%	21.7	20.3	1.5	7.2%

Other	4.3	5.1	(0.8)	-16.3%	8.5	9.7	(1.1)	-11.6%

Total R.J. Reynolds domestic	16.3	15.6	0.7	4.4%	30.2	29.9	0.3	1.1%

Santa Fe domestic
Natural American Spirit	1.3	1.0	0.3	25.1%	2.3	1.8	0.4	24.3%

Total RAI operating companies	17.6	16.6	0.9	5.6%	32.5	31.7	0.8	2.4%

Total R.J. Reynolds domestic

Total premium	10.0	9.1	0.9	10.0%	18.2	17.4	0.7	4.2%
Total value	6.3	6.5	(0.2)	-3.4%	12.1	12.5	(0.4)	-3.2%
Premium/total mix	61.3%	58.2%	3.1%		60.1%	58.3%	1.8%

Industry	68.8	67.5	1.3	1.9%	130.1	128.6	1.6	1.2%
Premium	49.8	48.6	1.3	2.6%	94.0	92.1	1.9	2.1%
Value	19.0	19.0	(0.0)	-0.1%	36.1	36.5	(0.4)	-1.0%
Premium/total mix	72.4%	71.9%	0.5%		72.2%	71.6%	0.6%

RETAIL SHARE OF MARKET*:	Three Months Ended				Six Months Ended
	June 30,				June 30,
R.J. Reynolds domestic	2015	2014	Change		2015	2014	Change
Newport	13.2%	12.8%	0.4		13.3%	12.9%	0.3
Camel	8.2%	8.1%	0.0		8.2%	8.2%	0.0
Pall Mall	7.8%	8.1%	(0.3)		7.9%	8.1%	(0.2)

Total growth brands	29.2%	29.1%	0.2		29.4%	29.2%	0.1

Other	2.6%	2.9%	(0.3)		2.6%	3.0%	(0.3)

Total R.J. Reynolds domestic	31.8%	31.9%	(0.1)		32.0%	32.2%	(0.2)

Santa Fe domestic
Natural American Spirit	1.8%	1.5%	0.3		1.8%	1.5%	0.3

Total RAI operating companies	33.6%	33.5%	0.2		33.8%	33.7%	0.1

Amounts are rounded on an individual basis and, accordingly, may not sum in the aggregate.

*.	RJR Tobacco and Santa Fe are now reporting market share information based on shipments to retail (STR) data, instead of information based on sampling of retail cigarette sales, referred to as retail scan data. Management believes that STR data provides a more complete indicator of the performance of RJR Tobacco and Santa Fe’s brands as well as overall market trends, than retail scan data. All share information has been restated to reflect STR data. You should not rely on the STR data reported by MSAi as being a precise measurement of actual market share as the shipments to retail do not reflect actual consumer sales and do not track all volume and trade channels. Accordingly, the STR data in the U.S. cigarette market of RJR Tobacco and Santa Fe and their brands may overstate or understate their actual market share. Moreover, you should be aware that in a product market experiencing overall declining consumption, a particular product can experience increasing market share relative to competing products, yet still be subject to declining consumption volumes.

*	Market share information is included for RJR Tobacco and Santa Fe to provide enhanced analysis of their brands performance. For brands that were acquired in the Lorillard Merger, share information is displayed as if the brands were part of the portfolio for all time periods shown. Brands that were part of the Divestiture to ITG Brands have been removed for all presented time periods. Accordingly, these pro forma results are presented for informational purposes only and are not necessarily indicative of what the actual results of operations of the combined company would have been if the Merger and Divestiture had occurred at the beginning of the periods presented, nor are they indicative of future results of operations.

Schedule 5

AMERICAN SNUFF MOIST-SNUFF VOLUMES

AND RETAIL SHARE OF MARKET

VOLUME (in millions of cans):

	Three Months Ended				Six Months Ended
	June 30,		Change		June 30,		Change
	2015	2014	Units	%	2015	2014	Units	%
Grizzly	117.2	109.4	7.8	7.1%	224.3	215.8	8.4	3.9%
Other	11.3	11.8	(0.5)	-4.1%	21.7	22.3	(0.5)	-2.4%

Total moist snuff cans	128.5	121.2	7.3	6.0%	246.0	238.1	7.9	3.3%

RETAIL SHARE OF MARKET*:
	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2015	2014	Change	2015	2014	Change
Grizzly	31.1%	29.8%	1.3	30.6%	30.3%	0.4
Other	2.8%	3.0%	(0.2)	2.8%	3.0%	(0.2)

Total retail share of market	33.8%	32.8%	1.1	33.4%	33.2%	0.2

Amounts	are rounded on an individual basis and, accordingly, may not sum in the aggregate.

*	American Snuff is now reporting market share information based on shipments to retail (STR) data, instead of information based on sampling of retail moist snuff sales, referred to as retail scan data. Management believes that STR data provides a more complete indicator of the performance of American Snuff’s brands as well as overall market trends, than retail scan data. All share information has been restated to reflect STR data. You should not rely on the STR data reported by MSAi as being a precise measurement of actual market share as the shipments to retail do not reflect actual consumer sales and do not track all volume and trade channels. Accordingly, the STR data in the U.S. moist snuff market of American Snuff and it’s brands may overstate or understate their actual market share.